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SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED MARCH 29, 2006
(TO PROSPECTUS DATED FEBRUARY 27, 2006)

                                  $402,522,565
                                 (Approximate)

                               INDYMAC MBS, INC.
                                   DEPOSITOR

                          [INDYMAC BANK, F.S.B. LOGO]
                          SPONSOR, SELLER AND SERVICER

                 RESIDENTIAL ASSET SECURITIZATION TRUST 2006-A2
                                 ISSUING ENTITY

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-B
                             ----------------------

    This Supplement amends the prospectus supplement dated March 29, 2006 that has been issued with respect to the Residential Asset Securitization Trust 2006-A2, Mortgage Pass-Through Certificates, Series 2006-B (the 'CERTIFICATES'), as described below.

      The first paragraph of the section entitled 'Method of Distribution' on page S-90 is amended to read as follows:

     'Subject to the terms and conditions set forth in the underwriting agreement among the depositor, Countrywide Securities Corporation ('CSC'), Morgan Stanley & Co. Incorporated ('MORGAN STANLEY') and Deutsche Bank Securities Inc., an affiliate of the trustee ('DBSI' and, together with CSC and Morgan Stanley, the 'UNDERWRITERS'), the depositor has agreed to sell the senior certificates, other than the Class A-X and Class PO Certificates (the 'CSC UNDERWRITTEN CERTIFICATES'), to CSC, the Class A-X Certificates (the 'MORGAN STANLEY UNDERWRITTEN CERTIFICATES') to Morgan Stanley and the Class B-1, Class B-2 and Class B-3 Certificates (the 'DBSI UNDERWRITTEN CERTIFICATES' and, together with the CSC Underwritten Certificates and the Morgan Stanley Underwritten Certificates, the 'UNDERWRITTEN CERTIFICATES') to DBSI.'

      The last paragraph of the section entitled 'Method of Distribution' on page S-91 is amended to read as follows:

     'The Class PO Certificates may be offered by the seller or the depositor (or an affiliate) from time to time directly or through underwriters or agents in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale, in one or more separate transactions at prices to be negotiated at the time of each sale. Any underwriters or agents that participate in the distribution of the Class PO Certificates may be deemed to be 'underwriters' within the meaning of the Securities Act of 1933 and any profit on the sale of those certificates by them and any discounts, commissions, concessions or other compensation received by any of them may be deemed to be underwriting discounts and commissions under the Securities Act.'

COUNTRYWIDE SECURITIES CORPORATION

                                    DEUTSCHE BANK SECURITIES

                                                                  MORGAN STANLEY

                                 April 7, 2006